Exhibit 99.1

PRESS RELEASE
Location and date	New York, 19 March 2015

SPDR® Gold Shares (GLD) to Adopt New LBMA Gold Price Benchmark

World Gold Trust Services, LLC, the sponsor of the SPDR® Gold Trust (NYSE Arca: GLD), announced today that effective from March 20, 2015 at 3:30 p.m. GMT, the SPDR® Gold Trust (the “Trust”) will use the London Bullion Market Association Gold Price (“LBMA Gold Price”) when determining the net asset value (“NAV”) of the Trust. This follows the announcement by the London Gold Market Fixing Limited that it will cease to administer the London Gold Fix as of close of business on March 19, 2015. The LBMA Gold Price will be administered by ICE Benchmark Administration (IBA) and will be a physically settled, electronic and tradable auction. IBA is the only Financial Conduct Authority (FCA)-approved administrator and is also one of only four administrators in the world to have been formally assessed by the International Organization of Securities Commissions (IOSCO), further reinforcing its credentials for the role.

This change in pricing benchmark will not affect the Trust’s investment objective, which will continue to seek to reflect generally the performance of the price of gold less the Trust’s expenses and liabilities. NAV is determined as specified in the prospectus of the Trust.

GLD® is traded on the NYSE Arca, in addition to exchanges in Singapore, Tokyo, Hong Kong and Mexico.

Further information on GLD can be found at www.spdrgoldshares.com.

ENDS

For further information please contact:

Peter Tulupman	Melissa McVeigh
World Gold Trust Services	World Gold Council
T +1 212 317 3881	T +44 20 7826 4701
E peter.tulupman@gold.org	E melissa.mcveigh@gold.org

About World Gold Trust Services

Established in 2004, World Gold Trust Services, LLC, the Sponsor of GLD, is an indirect wholly owned subsidiary of the World Gold Council.

About the World Gold Council

The World Gold Council is the market development organization for the gold industry. Working within the investment, jewellery and technology sectors, as well as engaging in government affairs, the Council’s purpose is to provide industry leadership, while stimulating and sustaining demand for gold.

The Council develops gold-backed solutions, services and markets, based on true market insight. As a result, the World Gold Council creates structural shifts in demand for gold across key market sectors.

The World Gold Council provides insights into the international gold markets, helping people to better understand the wealth preservation qualities of gold and its role in meeting the social and environmental needs of society.

Based in the UK, with operations in India, the Far East, Europe and the US, the World Gold Council is an association whose members include the world’s leading and most forward thinking gold mining companies.

Important Risks

The value of GLD shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in GLD shares. The Shares have experienced significant price fluctuations. If gold markets continue to be subject to sharp fluctuations, this may result in potential losses if you need to sell your Shares at a time when the price of gold is lower than it was when you made your investment.

The amount of gold represented by the Shares will continue to be reduced during the life of the Trust due to the sales of gold necessary to pay the Trust’s expenses irrespective of whether the trading price of GLD shares rises or falls in response to changes in the price of gold.

For a more complete discussion of risk factors relative to the Trust, carefully read the prospectus of the Trust.

The SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.

The “SPDR” trademark is used under license from Standard & Poor’s Financial Services, LLC (“S&P”) and the SPDR® Gold Trust is permitted to use the “SPDR” trademark pursuant to a sublicense from the Marketing Agent. No financial product offered by SPDR® Gold Trust or its affiliates is sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. S&P is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. S&P has no obligation or liability in connection with the administration, marketing or trading of financial products.

All references to LBMA Gold Price are used with the permission of ICE Benchmark Administration Limited and have been provided for informational purposes only. ICE Benchmark Administration Limited accepts no liability or responsibility for the accuracy of the prices or the underlying product to which the prices may be referenced.